EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 23, 2023, relating to the financial statements of TriMas Corporation and the effectiveness of TriMas Corporation’s internal control over financial reporting, appearing in the Annual report on Form 10-K of TriMas Corporation for the year ended December 31, 2022.

/s/ DELOITTE & TOUCHE LLP
Detroit, Michigan
May 15, 2023